EXHIBIT 21.1
Subsidiaries of Commercial Vehicle Group, Inc.
	Entity	Jurisdiction

1.	C.I.E.B. Kahovec, spol. s r.o.	Czech Republic
2.	Cabarrus Plastics, Inc.	North Carolina, United States
3.	Comercial Vehicle Group México, S. de R.L. de C.V.	Mexico
4.	Commercial Vehicle Group, Inc.	Delaware, United States
5.	CVG Alabama, LLC	Delaware, United States
6.	CVG AR LLC	Delaware, United States
7.	CVG CVS Holdings, LLC	Delaware, United States
8.	CVG Czech I s.r.o.	Czech Republic
9.	CVG CS LLC	Delaware, United States
10.	CVG European Holdings, LLC	Delaware, United States
11.	CVG Global S.à r.l.	Luxembourg
12.	CVG International Holdings, Inc.	Barbados
13.	CVG International S.à r.l.	Luxembourg
14.	CVG Logistics, LLC	Delaware, United States
15.	CVG Management Corporation	Delaware, United States
16.	CVG Monona Wire, LLC	Iowa, United States
17.	CVG Monona, LLC	Delaware, United States
18.	CVG National Seating Company, LLC	Delaware, United States
19.	CVG Seating (India) Private Limited	India
20.	CVG Sprague Devices, LLC	Delaware, United States
21.	CVG Ukraine LLC	Ukraine
22.	CVG Vehicle Components (Beijing) Co., Ltd.	China
23.	CVG Vehicle Components (Shanghai) Co., Ltd.	China
24.	CVS Holdings Limited	United Kingdom
25.	EMD Servicios, S.A. de C.V.	Mexico
26.	KAB Seating AB	Sweden
27.	KAB Seating Limited	United Kingdom
28.	KAB Seating Limited, France Branch	France
29.	KAB Seating Limited, Sweden Branch	Sweden
30.	KAB Seating Pty. Ltd.	Australia
31.	KAB Seating S.A.	Belgium
32.	Mayflower Vehicle Systems, LLC	Delaware, United States
33.	Monona (Mexico) Holdings LLC	Illinois, United States
34.	MWC de México, S. de R.L. de C.V.	Mexico
35.	PEKM Kabeltechnik s.r.o.	Czech Republic
36.	T.S. México, S. de R.L. de C.V.	Mexico
37.	Trim Systems Operating Corp.	Delaware, United States
38.	Trim Systems, Inc.	Delaware, United States